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                                                                 EXHIBIT (4)(vi)


                     [AMERICAN GENERAL ANNUITY LETTERHEAD]


                        EXTENDED CARE WAIVER ENDORSEMENT

This Endorsement modifies the Contract to which it is attached. In case of conflict with any provision in the Contract, the provisions of the Endorsement will control. In all other respects, the terms of this Contract shall remain the same.

DEFINITIONS

     "EXTENDED CARE" means treatment that is:

     o    prescribed by a qualified medical professional;

     o    given by a qualified medical professional; and

     o    received by the Owner while staying in a qualified institution.

o The "OWNER" is the primary owner and any joint owner, collectively. If the Owner is a non-natural person, the Annuitant shall be treated as the Owner for purposes of this Endorsement.

o A "QUALIFIED INSTITUTION" is a licensed hospital or licensed skilled or intermediate care nursing facility at which medical treatment is provided daily and daily medical records are kept for each patient. The following are not qualified institutions:

     o    drug or alcohol treatment centers;

     o    homes for the aged or mentally ill; or

     o community living centers, or places that primarily provide accommodations, board or personal care services to persons who do not need daily medical or nursing care.

o A "QUALIFIED MEDICAL PROFESSIONAL" is a legally qualified practitioner of a healing profession who is:

     o    acting within the scope of his or her license; and

     o not a resident of the Owner's household or related to the Owner by blood or marriage.

o "TREATMENT" is the diagnosis and rendering of medically necessary medical care for a medical condition.

ENDORSEMENT BENEFIT

The Company will waive the Contract's Contingent Deferred Sales Charges (Surrender Charges) and any decrease in the surrender value resulting from a negative market value adjustment (MVA), if:

     o the Owner receives extended care in a qualified institution for at least ninety consecutive days; and

     o    the extended care begins at least one year after the Contract's Issue
          Date.

This waiver will continue as long as the Owner receives continuous extended care.



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REQUEST FOR WAIVER

The Company must receive a written request for each partial or total withdrawal, with proof of extended care, within 91 days of the last day extended care was received, or while the extended care is ongoing.

TERMINATION

This rider will terminate on the earliest of:

     o    the date the Contract terminates;

     o    the date Annuity Payments begin under an Annuity Option;

     o    the date on which any Owner turns age 86; or

     o the date of the Owner's death, unless the Owner's spouse continues the Contract under the provisions of the Internal Revenue Code 72(s)(3).

EFFECTIVE DATE

The effective date of this Endorsement is the Issue Date set forth on the Contract Schedule unless another date is shown below.

Signed for American General Annuity Insurance Company by:



                             /s/ MARY L. CAVANAUGH


                                   SECRETARY


Endorsement Effective Date:
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